JOINT FILING AGREEMENT AND POWER OF ATTORNEY

The undersigned hereby agrees, pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that a Joint Schedule 13D or Schedule 13G and any amendment thereto be filed on behalf of each signatory to the Second Amended & Restated Scripps Family Agreement, dated March 26, 2021, as amended, in respect of the Class A Common Shares of The E. W. Scripps Company (“EWSCO”).

Know all by these present, that the undersigned does hereby constitute and appoint Miramar Services, Inc., Janet A. Spreen, Samuel Francis Toth, Charlotte Pasiadis, Ryan Bosse and Cara Rose Hurak, and each of them, as the undersigned’s true and lawful attorneys-in-fact and agents to do any and all things, and execute any or all instruments which, after the advice of counsel, said attorneys and agents may deem necessary and advisable to enable the undersigned to comply with the Exchange Act and any rules and regulations and requirements of the Securities and Exchange Commission (“SEC”) in connection with the Scripps Family Agreement among the undersigned, EWSCO and certain other parties, including specifically, but without limitation thereof, power of attorney to (i) enroll the undersigned in the SEC’s enhanced Electronic Data Gathering, Analysis, and Retrieval system (“EDGAR Next”); (ii) serve as an account administrator and to manage the undersigned’s EDGAR Next account; and (iii) prepare, sign the undersigned’s name to, and submit on the undersigned’s behalf a Form ID, Schedule 13D or 13G and any amendments thereto, or a Form 144, Form 3, Form 4 or Form 5 and any amendments thereto, to be filed with the SEC in respect of the shares of capital stock of EWSCO; and the undersigned does hereby ratify and confirm all that any of said attorneys and agents shall do or cause to be done by virtue hereof.

Executed on this 10 day of April, 2025.

/s/ Eaton Mackay Scripps, Jr.

Name: Eaton Mackay Scripps, Jr.